EXHIBIT 99.1

News Release

TANGER REPORTS THIRD QUARTER 2013 RESULTS
Adjusted Funds From Operations Per Share Increases 16.7%
Consolidated Portfolio 98.7% Occupied

Greensboro, NC, October 29, 2013, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased to $56.2 million for the three months ended September 30, 2013, compared to FFO of $41.9 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, FFO increased to $139.8 million, as compared to FFO of $116.1 million for the nine months ended September 30, 2012.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
FFO as reported	$56,196	$41,914	$139,755	$116,141
As adjusted for:
Acquisition costs	532	—	963	—
Demolition costs	100	—	140	—
AFFO adjustments from unconsolidated joint ventures (1)	(7,962)	—	(7,421)	892
Impact of above adjustments to the allocation of earnings to participating securities	81	—	70	(9)
Adjusted FFO ("AFFO")	$48,947	$41,914	$133,507	$117,024
Diluted weighted average common shares	99,178	98,699	99,004	98,599
FFO per share	$0.57	$0.42	$1.41	$1.18
AFFO per share	$0.49	$0.42	$1.35	$1.19

(1)
Includes acquisition costs and abandoned development costs, as well as our share of litigation settlement proceeds and gain on early extinguishment of debt from unconsolidated joint ventures. Our share of the gain on early extinguishment of debt was $4.6 million and our share of the litigation proceeds was $3.4 million, for the three and nine months ended, September 30, 2013.

Excluding these charges, adjusted funds from operations (“AFFO”) increased 16.7% to $0.49 per share for the three months ended September 30, 2013 from $0.42 per share for the three months ended September 30, 2012. For the nine months ended September 30, 2013, AFFO per share increased 13.4% to $1.35 per share, compared to $1.19 per share for the nine months ended September 30, 2012.

"We are pleased to report another quarter of positive financial and operational performance. During the quarter, we continued to execute our multi-faceted growth strategy, which incorporates acquisition, development, and positive rental rate spreads within our core portfolio to expand our platform and add shareholder value," commented Steven B. Tanger, President & Chief Executive Officer. "Just as our past execution contributed to double digit AFFO per share growth during this quarter, we expect the activities that took place during this quarter to provide benefits in the quarters to come," he added.

Net income available to common shareholders for the three months ended September 30, 2013 increased to $52.7 million, or $0.56 per share, as compared to net income of $15.1 million, or $0.16 per share for the three months ended September 30, 2012. For the nine months ended September 30, 2013, net income available to common shareholders increased to $84.7 million, or $0.90 per share, as compared to net income available to common shareholders of $34.6 million, or $0.37 per share, for the nine months ended September 30, 2012. In addition to the charges described above, net income available to common shareholders was impacted by a $26.0 million gain on fair value measurement related to the acquisition of an additional one-third interest in the Deer Park property, and the consolidation of Deer Park into Tanger's financial statements as of August 30, 2013.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Third Quarter Highlights

•	Same center net operating income increased 4.0% during the quarter, marking the 35th consecutive quarter of same center net operating income growth

•	Year-to-date blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 23.4%

•	Period-end consolidated portfolio occupancy rate of 98.7% at September 30, 2013, up 10 basis points compared to September 30, 2012

•	Comparable tenant sales for the consolidated portfolio increased approximately 1% to $384 per square foot for the twelve months ended September 30, 2013

•	Debt-to-total market capitalization ratio of 29.0% as of September 30, 2013

•	Interest coverage ratio of 4.71 times, compared to 4.37 times last year

•	Total market capitalization increased 7.8% to $4.6 billion at September 30, 2013 from $4.2 billion on September 30, 2012

•	Acquired a controlling interest in Tanger Outlets Deer Park, located in New York on Long Island on August 30, 2013

•	Commenced construction in Charlotte, North Carolina on September 20, 2013

•	Commenced construction of Tanger Outlets at Foxwoods in Mashantucket, Connecticut on September 26, 2013

•	Completed recast of unsecured lines of credit on October 24, 2013

•	Entered into interest rate swaps on the $150 million Deer Park mortgage on October 28, 2013

North American Portfolio Drives Operating Results
During the first nine months of 2013, Tanger executed 460 leases totaling 1,967,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,457,000 square feet, which generated a 17.9% increase in average base rental rates and represents 74.6% of the space originally scheduled to expire in 2013. Base rental rate increases on space re-tenanted during the first nine months averaged 37.8% and accounted for the remaining 510,000 square feet.

Consolidated portfolio same center net operating income increased 4.1% during the nine months ended September 30, 2013. For the third quarter of 2013, consolidated portfolio same center net operating income increased 4.0%. Comparable tenant sales for the consolidated portfolio for the twelve months ended September 30, 2013 increased approximately 1% to $384 per square foot. For the three months ended September 30, 2013, consolidated comparable tenant sales increased approximately 1%.

Investment Activities Provide Potential Future Growth
As previously announced, the company acquired an additional one-third ownership interest in Tanger Outlets Deer Park, located in New York on Long Island on August 30, 2013. As a result of Tanger's acquisition of a controlling interest, the property is consolidated into the company's consolidated financial statements.
During the quarter, the company broke ground on two new developments. On September 20, 2013, Tanger and its 50/50 joint venture partner broke ground on a new outlet center in the Charlotte, North Carolina market. The center will be located eight miles southwest of uptown Charlotte at the interchange of I-485 and Steele Creek Road (NC Highway 160), the two major thoroughfares for the city. The approximately 400,000 square foot project will feature approximately 90 brand name and designer stores and is expected to open during the third quarter of 2014.
On September 26, 2013, the company broke ground at Foxwoods Resort Casino in Mashantucket, Connecticut on Tanger Outlets at Foxwoods. Tanger owns a controlling interest in the project, which will be consolidated for financial reporting purposes. The center will feature approximately 80 brand name and designer tenants, including American Eagle Outfitters, Ann Taylor, Banana Republic, Calvin Klein, Coach, Fossil, Gap, LOFT, Michael Kors, Nike, Skechers, Steve Madden, Tommy Hilfiger and more. The approximately 314,000 square foot project will be suspended above ground to join the casino floors of the MGM Grand Hotel and the Grand Pequot Hotel, which attract millions of visitors each year. Due to the complexity of the project, the construction period is expected to exceed Tanger's typical nine to twelve month timeframe. The company currently expects the property to open in the second quarter of 2015.
A small expansion of Tanger Outlets Sevierville in Sevierville, Tennessee opened during the third quarter. The project added approximately 20,000 square feet to the center, increasing its total gross leasable area to approximately 438,000 square feet.
Three other Tanger projects are currently under construction. Tanger and its 50/50 joint venture partner are finalizing plans for the opening of Tanger Outlets National Harbor on November 22, 2013, just in time for the holiday shopping season. Located within the National Harbor waterfront resort in the Washington D.C. metropolitan area, the center will be accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. When complete, the center will include approximately 340,000 square feet and feature approximately 80 brand name and designer outlet stores.
Construction continues in Canada, in the Ottawa and Toronto markets. In May 2013, the company and its 50/50 co-owner broke ground on Tanger Outlets Ottawa in Kanata and on a major expansion and renovation of Tanger Outlets Cookstown north of Toronto. Currently both projects are expected to be completed in time for Holiday 2014 openings.
Tanger has a robust pipeline of several other development sites for which current predevelopment activities are ongoing. These projects include planned new developments in Columbus, Ohio; Scottsdale, Arizona; and Clarksburg, Maryland; as well as planned expansions of existing assets in Park City, Utah; and in Saint-Sauveur in the Montreal, Quebec market.
Balance Sheet Summary

As of September 30, 2013, Tanger had a total market capitalization of approximately $4.6 billion including $1.3 billion of debt outstanding, equating to a 29.0% debt-to-total market capitalization ratio. The company had $259.0 million outstanding on its $520.0 million in available unsecured lines of credit. During the third quarter of 2013, Tanger maintained an interest coverage ratio of 4.71 times.
On October 24, 2013, Tanger closed on amendments to its unsecured lines of credit, including extending the maturity, reducing the overall borrowing costs, and improving the related debt covenants. Maturity of these facilities was extended from November 10, 2015 to October 24, 2017, with the ability to further extend the maturity for an additional year at the company's option. The annual commitment fee, which is payable on the full $520 million in loan commitments, was reduced from 17.5 basis points to 15.0 basis points, and the interest rate spread over LIBOR was reduced from 110 basis points to 100 basis points.
On October 28, 2013, Tanger entered into interest rate swap agreements to reduce the company's floating rate debt exposure by locking the interest rate on the $150 million Deer Park mortgage. The loan bears interest at LIBOR plus 150 basis points and matures in August 2018. The interest rate swap agreements fix the base rate at an average of 1.3%, creating an effective interest rate for the loan of 2.8% through August 2018. Based on market conditions, the company may choose to complete additional financing transactions by year end with the objectives of further reducing its floating rate debt exposure, extending the average term of its debt outstanding, and increasing its unused lines of credit capacity.
Tanger Expects Solid FFO Per Share In 2013
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2013 will be between $1.10 and $1.12 per share, its FFO available to common shareholders for 2013 will be between $1.90 and $1.92 per share, and its AFFO per share available to common shareholders for 2013 will be between $1.84 and $1.86 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 4%, and average general and administrative expense of approximately $9.5 million to $10.0 million per quarter.  The company's estimates do not include the impact of any rent termination fees, any additional potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any additional properties. The following table provides a reconciliation of estimated diluted net income per share to estimated diluted FFO per share and AFFO per share:

For the year ended December 31, 2013:
	Low Range	High Range
Estimated diluted net income per share	$1.10	$1.12
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.80	0.80
Estimated diluted FFO per share	$1.90	$1.92

AFFO adjustments	(0.06)	(0.06)

Estimated diluted AFFO per share	$1.84	$1.86

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter 2013 results for analysts, investors and other interested parties on Wednesday, October 30, 2013, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 78333767 to be connected to the Tanger Factory Outlet Centers Third Quarter 2013 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from October 30, 2013 at 1:00 p.m. through 11:59 p.m., November 13, 2013 by dialing 1-855-859-2056, conference ID # 78333767. An online archive of the broadcast will also be available through November 13, 2013.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 12.9 million square feet leased to over 2,700 stores operated by more than 470 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2013. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO and AFFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, the expected timing of the commencement of construction and the openings of the current developments, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, potential future financing transactions, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES
Base rentals (a)	$64,301	$59,662	$184,591	$175,464
Percentage rentals	3,084	3,180	6,956	6,542
Expense reimbursements	27,414	24,908	78,544	73,777
Other income	3,104	2,733	7,516	6,278
Total revenues	97,903	90,483	277,607	262,061
EXPENSES
Property operating	29,863	27,614	86,819	81,679
General and administrative	9,754	9,018	29,240	27,737
Acquisition costs (b)	532	—	963	—
Depreciation and amortization	24,223	24,809	68,683	75,247
Total expenses	64,372	61,441	185,705	184,663
Operating income	33,531	29,042	91,902	77,398
Interest expense	12,367	12,317	37,826	37,062
Gain on previously held interest in acquired joint venture (c)	26,002	—	26,002	—
Income before equity in earnings (losses) of unconsolidated joint ventures	47,166	16,725	80,078	40,336
Equity in earnings (losses) of unconsolidated joint ventures	9,014	(555)	10,107	(2,874)
Net income	56,180	16,170	90,185	37,462
Noncontrolling interests in Operating Partnership	(2,787)	(836)	(4,435)	(2,315)
Noncontrolling interests in other consolidated partnerships	(99)	(7)	(129)	25
Net income attributable to Tanger Factory Outlet Centers, Inc.	53,294	15,327	85,621	35,172
Allocation of earnings to participating securities	(609)	(209)	(932)	(576)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$52,685	$15,118	$84,689	$34,596

Basic earnings per common share:
Net income	$0.56	$0.16	$0.91	$0.38

Diluted earnings per common share:
Net income	$0.56	$0.16	$0.90	$0.37

a.	Includes straight-line rent and market rent adjustments of $1,466 and $1,181 for the three months ended and $4,019 and $3,696 for the nine months ended September 30, 2013 and 2012, respectively.

b.	Represents potential acquisition related expenses incurred for the three months and nine months ended September 30, 2013.

c.	Represents gain on fair value measurement of our previously held interest in the Deer Park joint venture recognized upon the Company's acquisition of a controlling interest on August 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Rental property
Land	$231,342	$148,002
Buildings, improvements and fixtures	2,008,309	1,796,042
Construction in progress	4,375	3,308
	2,244,026	1,947,352
Accumulated depreciation	(636,035)	(582,859)
Total rental property, net	1,607,991	1,364,493
Cash and cash equivalents	10,482	10,335
Investments in unconsolidated joint ventures	136,922	126,632
Deferred lease costs and other intangibles, net	150,665	101,040
Deferred debt origination costs, net	8,858	9,083
Prepaids and other assets	71,944	60,842
Total assets	$1,986,862	$1,672,425

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $1,753 and $1,967, respectively)	$548,247	$548,033
Unsecured term loans (net of discount of $435 and $547, respectively)	267,065	259,453
Mortgages payable (including premium of $5,546 and $6,362, respectively)	253,116	107,745
Unsecured lines of credit	259,000	178,306
Total debt	1,327,428	1,093,537
Construction trade payables	5,272	7,084
Accounts payable and accrued expenses	48,402	41,149
Other liabilities	16,416	16,780
Total liabilities	1,397,518	1,158,550

Commitments and contingencies
Noncontrolling redeemable interest in other consolidated partnerships (a)	28,388	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 94,478,785 and 94,061,384 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	945	941
Paid in capital	785,514	766,056
Accumulated distributions in excess of net income	(262,173)	(285,588)
Accumulated other comprehensive income	1,179	1,200
Equity attributable to Tanger Factory Outlet Centers, Inc.	525,465	482,609
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	28,615	24,432
Noncontrolling interests in other consolidated partnerships	6,876	6,834
Total equity	560,956	513,875
Total liabilities, noncontrolling interest and equity	$1,986,862	$1,672,425

a.	Represents our partner's interest in the Deer Park outlet center.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
FUNDS FROM OPERATIONS (a)
Net income	$56,180	$16,170	$90,185	$37,462
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	23,888	24,532	67,798	74,543
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	2,861	1,641	9,465	5,109
Gain on previously held interest in acquired joint venture	(26,002)	—	(26,002)	—
Impairment charge - unconsolidated joint venture	—	—	—	140
Funds from operations (FFO)	56,927	42,343	141,446	117,254
FFO attributable to noncontrolling interests in other consolidated partnerships	(117)	(4)	(190)	10
Allocation of earnings to participating securities	(614)	(425)	(1,501)	(1,123)
Funds from operations available to common shareholders	$56,196	$41,914	$139,755	$116,141
Funds from operations available to common shareholders per share - diluted	$0.57	$0.42	$1.41	$1.18

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,368	92,674	93,278	91,359
Effect of notional units	856	880	841	865
Effect of outstanding options and restricted common shares	76	93	91	78
Diluted weighted average common shares (for earnings per share computations)	94,300	93,647	94,210	92,302
Exchangeable operating partnership units (b)	4,878	5,052	4,794	6,297
Diluted weighted average common shares (for funds from operations per share computations)	99,178	98,699	99,004	98,599

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,547	10,733	11,547	10,733
Partially owned - unconsolidated	1,379	1,184	1,379	1,184

Outlet centers in operation at end of period -
Consolidated	37	36	37	36
Partially owned - unconsolidated	6	3	6	3

States operated in at end of period (c)	24	24	24	24
Occupancy at end of period (c)	98.7%	98.6%	98.7%	98.6%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.